Exhibit 99.1

FOR IMMEDIATE RELEASE
May 15, 2006

Contact:      Jesus R. Adia
              President and Chief Executive Officer
              (718) 677-4425

                 Flatbush Federal Bancorp, Inc. Reports Earnings
                        for Quarter Ended March 31, 2006

Brooklyn, NY - Flatbush Federal Bancorp, Inc. (OTC Bulletin Board: FLTB), the holding company of Flatbush Federal Savings and Loan Association (the "Association"), announced consolidated net income of $43,000, or $0.02 per share, for the quarter ended March 31, 2006 as compared to $103,000, or $0.04 per share, for the same quarter in 2005.

The Company's assets as of March 31, 2006 were $149.7 million compared to $144.0 million at December 31, 2005, an increase of $5.7 million, or 4.0%. Cash and cash equivalents increased $1.9 million, or 38.8%, to $6.8 million at March 31, 2006 from $4.9 million at December 31, 2005. Investment securities decreased $147,000, or 1.9%, to $7.7 million at March 31, 2006 from $7.8 million at December 31, 2005. As a partial offset, mortgage-backed securities increased $2.4 million, or 9.4%, to $28.0 million at March 31, 2006 from $25.6 million as of December 31, 2005. In addition, loans receivable increased $984,000, or 1.0%, to $97.6 million at March 31, 2006 from $96.6 million as of December 31, 2005.

Total deposits increased $409,000, or 0.37%, to $109.6 million at March 31, 2006 from $109.2 million as of December 31, 2005. Borrowings from Federal Home Loan Bank of New York at March 31, 2006 were $21.9 million compared to $17.0 million as of December 31, 2005, an increase of $4.9 million, or 28.8%. Total stockholders' equity increased $83,000 to $16.1 million at March 31, 2006 from $16.0 million at December 31, 2005.

INCOME INFORMATION - Three month periods ended March 31, 2006 and 2005

Net income decreased by $60,000, or 58.3%, to $43,000 for the quarter ended March 31, 2006 from $103,000 for the same quarter in 2005. The decrease in earnings for the quarter was primarily due to an increase of $306,000 in interest expense, an increase of $67,000 in non-interest expenses, and a $3,000 increase of provision for loan loss, partially offset by an increase of $222,000 in interest income, a decrease $57,000 in income taxes, and a $37,000 increase in non-interest income.


Other financial information is included in the table that follows. All information is unaudited.

This press release may contain certain "forward-looking statements" which may be identified by the use of such words as "believe", "expect", "intend", "anticipate", "should", "planned", "estimated", and "potential". Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature. These factors include, but are not limited to, general and local economic condition, changes in interest rates, deposit flows, demand for mortgage and other loans, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.



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SELECTED FINANCIAL CONDITION DATA

(in thousands)                            MARCH 31       DECEMBER 31
                                            2006             2005
                                        -----------------------------
Total Assets                            $    149,706     $    143,953
Loans Receivable                              97,575           96,591
Investment                                     7,662            7,809
Securities
Mortgage-backed Securities                    27,973           25,633
Cash and Cash Equivalents                      6,773            4,911
Deposits                                     109,627          109,218
Borrowings                                    21,922
                                                              16,969
Stockholders'                                 16,116           16,033
Equity

SELECTED OPERATING DATA

                                              AT OR FOR THE THREE
                                             MONTHS ENDED MARCH 31
(in thousands)                               2006             2005
                                          ---------------------------
Total Interest                            $    2,072      $     1,850
Income
Total Interest Expense                           767              461
Net Interest                                   1,305            1,389
Income
Provision for Loan Loss                           10                7
Non-interest                                      92               55
Income
Non-interest                                   1,320            1,253
Expense
Income Taxes                                      24               81
Net Income                                 $      43      $       103

PERFORMANCE RATIOS

Return on Average Assets                       0.12%            0.30%
Return on Average Equity                       1.06%            2.59%
Interest Rate                                  3.58%            4.03%
Spread

ASSET QUALITY RATIOS

Allowance for Loan Losses to
   Total Loans Receivable                      0.20%            0.19%
Non-performing Loans to Total                  0.11%            0.18%
Assets

CAPITAL RATIO
Equity toTotal                                10.24%           11.14%
Assets